Exhibit 99.1

Cytocom, Inc. Issues Shareholder Letter

WINTER PARK, Fla., Oct. 21, 2020 /PRNewswire/ -- Cytocom, Inc., a leading biopharmaceutical company in the area of immune-modulation, today announced that its Chief Executive Officer, Michael K. Handley, has issued a Letter to the stockholders of Cytocom and Cleveland BioLabs, Inc. (NASDAQ: CBLI) regarding the recently announced merger between the companies. The full text of the letter, which has also been posted to the Company's website, is as follows.

Dear Shareholder,

In July we announced that Cytocom had signed an agreement to acquire ImQuest Life Sciences, Inc., a drug development company and contract research organization. We followed that yesterday with our announcement that Cytocom has signed a definitive merger agreement with Cleveland BioLabs, Inc. (NASDAQ: CBLI). I write to welcome all stockholders of both companies to the Cytocom family, and to provide our vision for the combined entities. Once the Cytocom/Cleveland BioLabs merger is completed, we will have a new company operating under the name "Cytocom, Inc." that we expect to have listed on the Nasdaq Capital Market if the combined company meets all the Nasdaq listing requirements. We anticipate trading on the Nasdaq Capital Market under the proposed ticker symbol "CYTO." This merger represents the culmination of months of hard work and the dedication of many talented people. We are proud to have reached this milestone and are excited about what we can accomplish in the future.

The all-stock transaction, which was unanimously approved by both companies' Boards of Directors and received majority shareholder approval, is expected to close in the first quarter of 2021. After close, the new Cytocom will include a shareholder base comprised of the former shareholders of Cleveland BioLabs, ImQuest Life Sciences, and Cytocom. The equity holders in Cytocom will become majority holders of Cleveland BioLabs' outstanding common stock upon close of the merger.

Cytocom is a late-stage clinical biopharmaceutical company focused on developing immune-modulating agents for the treatment of serious diseases. We boast a robust pipeline that includes, among other programs, four Phase 3-ready clinical programs for Crohn's disease, fibromyalgia, multiple sclerosis, and pancreatic cancer.

The merger with Cleveland BioLabs and the potential subsequent Nasdaq listing (contingent on meeting Nasdaq listing requirements) fit firmly with our vision to become a recognized leader in immune-modulating treatments targeting infectious diseases, including COVID-19, cancer, inflammation and autoimmune diseases, and further builds on our intended acquisition of ImQuest Life Sciences. We believe this transaction will enhance our visibility and exposure to the public markets, and by doing so will enable us to showcase the power of our drug development platform and our near-term clinical and commercial milestones to further generate shareholder value.

Two lead investigative compounds developed using our proprietary platform — CYTO-201 for the treatment of Crohn's disease and CYTO-401 for the treatment of pancreatic cancer — are expected to enter Phase 3 clinical trials by the first quarter of 2021. A Phase 2 clinical trial for COVID-19 is expected to begin this year. We remain focused on advancing these drug candidates through the clinical trial process.

Building on our growth strategy are the assets we will acquire from Cleveland BioLabs, as well as the drug development tools and services obtained with the acquisition of ImQuest Life Sciences. These two transactions represent a transformative growth opportunity, not only for Cytocom, but also for the shareholders of both Cleveland BioLabs and ImQuest Life Sciences.

Founded in 2003, in partnership with Cleveland Clinic, Cleveland BioLabs is pursuing the development of a proprietary platform of toll-like immune receptor activators with applications in radiation sickness, cancer radiation therapy and counteracting cancer treatment side effects, as well as cancer immunotherapy and vaccines. The company's lead drug candidate, entolimod, a specific toll-like receptor 5 (TLR5) agonist is nearing its submission for FDA approval for use in Acute Radiation Syndrome, has also shown preclinical potential as a cancer immunotherapy. It has advanced into early-stage clinical trials for advanced solid tumors and colorectal cancer. We look forward to accelerating the development of entolimod and other product candidates emerging from this unique platform as part of our mission to introduce a new generation of immunotherapies targeting serious medical needs.

ImQuest Life Sciences and its contract research organization, which is under its ImQuest Biosciences subsidiary, expands our reach in a different but complementary direction. This is a self-sustaining revenue generating business that should expand our relationships in the drug development arena, as well as expand our own drug development capabilities. The ImQuestSUCCESS platform of services and tools offered by ImQuest Biosciences help drug makers evaluate preclinical drug candidates to identify compounds that are likely to succeed in preclinical and clinical trials. The ability to minimize time-consuming and expensive preclinical and clinical failures is a potential gamechanger for drug makers, and ImQuest has proven its unique capabilities. Cytocom is excited to utilize and further develop these same tools to strengthen our internal drug discovery and development efforts. We also plan to continue offering these same tools to other drug makers.

In the months to come, Cytocom will be working to close its merger with Cleveland BioLabs, formalize its acquisition of ImQuest Life Sciences and its subsidiaries, and prepare for our potential debut as a publicly-traded company. After the closing of the acquisition, ImQuest BioSciences will continue to operate as a wholly owned subsidiary of Cytocom under its existing management team, led by Dr. Robert W. Buckheit, Jr., President and Chief Scientific Officer. Dr. Buckheit is also serving as the Chief Technical Officer of Cytocom.

Again, I would like to thank our employees for their dedication and loyalty along with our stakeholders for their continued support as we evolve and grow in an effort to become one of the top recognized immune-focused companies.

Best Regards,

Michael K. Handley,
CEO
Cytocom, Inc.

About Cytocom, Inc.

Cytocom, Inc. is a leader in immune modulation for the treatment of serious disease is a company developing novel immunotherapies targeting autoimmune, inflammatory, infectious diseases and cancers based on a proprietary platform designed to rebalance the body's immune system and restore homeostasis. Cytocom is developing therapies designed to elicit directly within patients a robust and durable response of antigen-specific killer T cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Specifically, Cytocom has four programs in late-stage clinical development in Crohn's disease, fibromyalgia, multiple sclerosis and pancreatic cancer. Cytocom believes that its technologies can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T cell response levels not achieved by other published immunotherapy approaches. Cytocom's immunomodulatory technology restores the balance between the cellular (Th1) and the humoral (Th2) immune systems. Immune balance is regulated through T-helper cells that produce cytokines. The Th1 lymphocytes help fight pathogens within cells like cancer and viruses through interferon-gamma and macrophages. The Th2 lymphocytes target external pathogens like cytotoxic parasites, allergens, toxins through the activation of B-cells and antibody production to effect to dendritic cells, which are natural activators of killer T cells, also known as cytotoxic T cells, or CD8+ T cells. Furthermore, the Cytocom technology antagonizes the toll-like receptors to inhibit pro-inflammatory cytokines. To learn more about Cytocom, Inc., please visit www.cytocom.com

Forward-Looking Statements:

This release contains forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, uncertainties inherent in research and development; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Cytocom's business and prospects, adverse developments in Cytocom's markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment or economies generally; the impact of COVID-19 on our business, operations and financial results; and competitive developments. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Contact

Cytocom Media:
Tiberend Strategic Advisors, Inc.
Johanna Bennett
212-375-2686
jbennett@tiberend.com

Cytocom Investors:
Maureen McEnroe, CFA/Miriam Weber Miller
212-375-2664/212-375-2694
mmcenroe@tiberend.com
mmiller@tiberend.com

SOURCE Cytocom, Inc.

Related Links

http://www.cytocom.com